UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 17, 2009

POTOMAC ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

District of Columbia and Virginia	001-01072	53-0127880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Potomac Electric Power Company
Form 8-K

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reoffering of Tax Exempt Bonds

On March 17, 2009, Potomac Electric Power Company (the “Company”) completed the resale of $109,500,000 in aggregate principal amount of Maryland Economic Development Corporation Pollution Control Revenue Refunding Bonds (Potomac Electric Project), 2006 Series due September 1, 2022 (the “Bonds”).  The Bonds bear interest at a rate of 6.20% per annum.  The Company realized net proceeds from the sale of approximately $108,760,875 before deduction of offering expenses.  The Company intends to use the proceeds for general corporate purposes.

The Bonds initially were issued and sold by the Maryland Economic Development Corporation (“Medco”) on April 13, 2006, pursuant to a Trust Indenture, dated as of April 1, 2006, between Medco and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Bond Trustee”) (the “Original Indenture” and as amended and supplemented, the “Indenture”).  The Company received the proceeds of the original issuance of the Bonds pursuant to a Loan Agreement, dated as of April 1, 2006, as amended, between Medco and the Company  and used such proceeds to refund certain bonds previously issued to refinance a portion of the costs of acquiring, constructing, installing and equipping certain air and water pollution control facilities at the Chalk Point Generating Station in Prince George’s County, Maryland and the Dickerson Generation Station in Montgomery County, Maryland.  Under the original terms of the Bonds, the interest on the Bonds was determined in accordance with auction procedures.  In 2008, due to disruption in the market for auction rate securities, the Company repurchased the outstanding Bonds.  While the Bonds were held by the Company, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes.  Accordingly the resale of the Bonds by the Company will be recorded as a long-term liability on the Company’s balance sheet.

In connection with the resale of the Bonds, the interest rate on the Bonds has been modified such that they will bear interest at the fixed rate of 6.20% per annum until maturity, payable each March 1 and September 1, commencing September 1, 2009.  The Bonds are redeemable, in whole or in part, any time on or after March 1, 2019, at the direction of the Company, at a redemption price equal to 100% of the principal amount, plus accrued interest, if any, to the redemption date.

The payment of principal and interest on the Bonds is secured by $109,500,000 principal amount of Senior Notes, Medco Series due September 1, 2022 (the “Senior Notes”) issued under an Indenture dated as of November 17, 2003, as amended, between the Company and The Bank of New York Mellon, as trustee, which have interest and redemption provisions corresponding to those of the Bonds.  The Senior Notes are secured by an equal principal amount of the Company’s First Mortgage Bonds, Medco Collateral Series due September 1, 2022 (the “Collateral Bonds”) issued to the Note Trustee pursuant to and secured by the Company’s Mortgage and Deed of Trust, dated July 1, 1936, to The Bank of New York Mellon (ultimate successor to The Riggs National Bank of Washington, D.C.), as trustee, as supplemented and amended including pursuant to the Supplemental Indenture, dated as of April 1, 2006, relating to the issuance of the Collateral Bonds.

Potomac Electric Power Company
Form 8-K

The Bonds were resold by the Company pursuant to a Reoffering Agreement, dated March 10, 2009 (the “Reoffering Agreement”), with Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture, and Morgan Stanley & Co. Incorporated, for itself and on behalf of KeyBanc Capital Markets Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Bank, National Association (collectively, the “Underwriters”).  Some of the Underwriters or their affiliates have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future.  They receive customary fees and commissions for these services.

The Reoffering Agreement is filed herewith as Exhibit 1.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

	Exhibit No.	Description of Exhibit

1.1
Reoffering Agreement, dated March 10, 2009, among the Company and Morgan Stanley & Co. Incorporated, as remarketing agent under the Indenture and Morgan Stanley & Co. Incorporated, for itself and on behalf of KeyBanc Capital Markets, SunTrust Robinson Humphrey, Inc. and Wachovia Bank, National Associatio

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC ELECTRIC POWER COMPANY

Date:	March 17, 2009	/s/ Kevin M. McGowan
Name: Kevin M. McGowan Title: Vice President and Treasurer